Exhibit 5

February 9, 2022

Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD
United Kingdom

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of the date hereof, among Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), Viking Global Equities Master Ltd, a Cayman Islands exempted company (“VGEM”), Viking Global Equities II LP, a Delaware limited liability company (“VGE2” and, together with VGEM, the “Viking Investors”) and the other investors party thereto (the “Note Purchase Agreement”). Pursuant to the Purchase Agreement, the Company has sold, and the investors party thereto have purchased, $630,000,000 in aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2027 (the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”) to be dated on or around February 16, 2022, between the Company as Issuer and U.S. Bank Trust Company, National Association as trustee. The date on which the Indenture is executed and the Notes are issued is referred to herein as the “Closing Date”.

The Viking Investors agree that to the extent that at time that the Viking Investors and their affiliated funds then own at least $100,000,000 aggregate principal amount of Notes, they and their affiliated funds and their respective officers, directors and employees acting on their behalf will not, and will not direct any other person or entity to, directly or indirectly, enter into any Short Sales with respect to the Class A ordinary shares of the Company for the periods (the “Restricted Periods”) (i) the 23-month anniversary of the Closing Date through and including  the 25-month anniversary of the Closing Date and (ii) to the extent the Premium Fall-Away Trigger (as defined in the Indenture) shall not have been satisfied, the date that is the fifth business day prior to two months before the Maturity Date (as defined below) through and including the fifth business day prior to the date on which the Notes mature (the “Maturity Date”); provided that the foregoing limitations shall not apply to the extent that the Company has repurchased any Ordinary Shares pursuant to the Buyback Exceptions (as defined below).  For the avoidance of doubt, the Viking Investors shall be permitted to engage in Short Sales outside of the Restricted Periods and it shall not be a violation of this side letter for such Short Sales to settle or to remain outstanding during the Restricted Periods.

For purposes of this letter agreement, “Short Sales” shall mean (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect forward sale contracts, options, puts, calls, short sales, swaps and “put equivalent positions” (as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended), and (ii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

In addition, the Company, together with its control persons, subsidiaries and their respective officers, directors and employees acting on their behalf, agrees that during the Restricted Periods they will not make any open market purchases of its Class A ordinary shares.  Notwithstanding the foregoing, nothing herein shall prohibit the Company from (1) making open market purchases of its Class A ordinary shares in accordance with Exchange Act Rule 10b-18 which its board of directors, in the exercise of its fiduciary duties, has determined to be in the best interests of the Company and its shareholders or (2) purchasing its Class A ordinary shares in open market purchases in accordance with the terms of any contract or agreement to which the Company is then a party (not entered into in order to circumvent the limitations set forth herein) or otherwise required by applicable law or any governmental authority or agency or court (the “Buyback Exceptions”).  The Company shall promptly (and, in any event, within one business day) notify the legal and compliance department of the Viking Investors of any purchases of Ordinary Shares pursuant to the Buyback Exceptions.

This letter agreement shall terminate upon the earlier of (i) the redemption, conversion and/or repurchase of all of the Notes in full and (ii) the Maturity Date.

This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This letter agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

This letter agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(Next Page is Signature Page)

Agreed and accepted: As of the date first written above.

VIKING GLOBAL EQUITIES MASTER LTD.

By:	Viking Global Performance LLC, its
Investment Manager

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

VIKING GLOBAL EQUITIES II LP

By:	Viking Global Performance LLC, its
Investment Manager

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

CAZOO GROUP LTD

By:	/s/ Stephen Morana
Name: Stephen Morana
Title: Director

 [Signature Page – Side Letter]